Exhibit 99.1

Capmark Financial Group Inc. Completes New $1.5 Billion Term Loan Facility and Amendments to Existing Senior Credit Facility and Bridge Loan Agreement

(Horsham, PA) — May 29, 2009 — Capmark Financial Group Inc. (“Capmark”) today announced that it has entered into a new $1.5 billion term loan facility (the “Facility”) and entered into amendments to its existing senior credit facility and bridge loan agreement (collectively, the “Existing Credit Agreements”).

Proceeds from the Facility, along with $75.0 million in cash, were used to refinance a portion of the loans outstanding under the Existing Credit Agreements.  The Facility is secured by a perfected first priority pledge and security interest on all of Capmark’s US and Canadian mortgage loan assets and foreclosed real estate (excluding assets held by Capmark Bank) and the proceeds of any such assets.  The Facility is guaranteed by each of the guarantors under the Existing Credit Agreements and certain additional material domestic wholly-owned subsidiaries of Capmark.

Amounts borrowed under the Facility bear interest at an initial rate of approximately 4%.  Capmark is required to prepay loans under the Facility with the proceeds of any issuance of debt or equity securities and the proceeds from the collateral securing the Facility.  The Facility contains a number of financial and operating covenants, including a minimum liquidity covenant, a run rate operating expense covenant, restrictions on incurring debt and granting liens, restrictions on acquiring certain investments and restrictions on certain payments.

The maturity date of the Facility is March 23, 2011, but may be accelerated by the lenders under the Facility to April 2010 if 90% of Capmark’s senior notes due 2010 have not been repaid or redeemed, refinanced, exchanged or extended beyond June 30, 2011 and/or converted to equity prior to April 15, 2010.

In connection with the closing of the Facility, Capmark entered into amendments to the Existing Credit Agreements.  After giving effect to the refinancing with the proceeds of the Facility, the senior credit facility and bridge loan agreement will have $4.4 billion and $234.2 million outstanding, respectively.  Loans under the Existing Credit Agreements will remain unsecured.  The amendments extend the maturity date under the bridge loan agreement to the maturity date of the Facility, conform the financial covenants in such agreements to those in the Facility and amend certain other provisions including amendments necessary to enter into the Facility.  In addition, certain operating covenants contained in the Facility will become operative under the Existing Credit Agreements upon the repayment in full of the Facility.  Capmark paid the lenders certain fees in connection with the execution of the Facility and the amendments to the Existing Credit Agreements.

After giving effect to the closing of the Facility and the related transactions, Capmark had in excess of $1 billion of unrestricted cash (excluding cash held by Capmark Bank).

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Paul W. Kopsky, Jr.

215-328-3842	215-328-3000

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Capmark refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as Capmark’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.